Exhibit 10.2

EMPLOYMENT AGREEMENT

February 11, 2019 David T. Hung

15 Central Park West, Apartment 35D New York, NY 10023

Re: Employment Terms

Dear David:

This letter agreement (the “Agreement”) will confirm the terms of your employment with RePharmation Inc. (the “Company”) in the position of Chief Executive Officer.

You are expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion.

Your salary will be determined by the Company (subject to the approval of the director(s) elected by the holders of the Company’s Preferred Stock, to the extent any are appointed from time to time), and paid, less payroll deductions and withholdings, in accordance with the Company’s payroll practices in effect from time to time. You are eligible for the Company’s standard benefits. The Company may change compensation and benefits from time to time in its discretion.

As an exempt salaried employee, you are expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work, and you are not entitled to overtime compensation. During your employment with the Company, you shall devote your full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its affiliates. Notwithstanding the foregoing, you may engage in civic and not-for-profit activities and serve on the boards of directors of or as an advisor to non-competitive private or public companies, provided that such service does not materially interfere with the performance of your duties to the Company and that you receive advanced written approval for any for-profit board or advisory service from the director(s) elected by the holders of the Company’s Preferred Stock, to the extent any are appointed from time to time (or, prior to the conversion or repayment of the convertible promissory notes, from the holders of a majority in interest of such notes). You shall perform your duties and responsibilities to the best of your ability in a diligent, trustworthy and lawful manner.

As a condition of your continued employment, you must sign and abide by the Company’s form of Employee Confidential Information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you have not and will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with the Company is “at-will.” This means that either you or the Company may terminate your employment at any time, with or without cause, and with or without advance notice. Your continued employment may be contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company’s request to facilitate these processes.

During the period of your employment and for the one (1) year period after the termination of your relationship with the Company for any reason, you will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:

(a)
in any way, directly, indirectly, individually or through any other person, or for the benefit of any other person, own, manage, operate, control or participate in the ownership, management, operation, control of, or consult with or perform services for, or be connected in any manner with (whether as principal, agent, employee, employer, investor, consultant, shareholder, partner, member, financier or in any other individual or representative capacity of any kind whatsoever), any Competitive Business anywhere in the Restricted Territory (as such terms are defined below);
(b)
recruit, solicit, induce, encourage, or participate in hiring, recruiting, soliciting, inducing or encouraging any person known to you to be an employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company, even if you did not initiate the discussion or seek out the contact;
(c)
solicit, induce, encourage or attempt to solicit, induce, or encourage any customer or prospective customer of the Company, to terminate, diminish, or otherwise alter in a manner harmful to the Company, its relationship with the Company; or
(d)
solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor that conducted business with the Company at any time during the two-year period preceding the termination of your employment with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall you otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

Nothing in this Agreement shall prevent you from owning as a passive investment less than one percent (1%) of the outstanding shares of the capital stock of a publicly-held corporation if (a) such shares are actively traded on the New York Stock Exchange, the Nasdaq Stock Market, the OTC Bulletin Board or any other similar market or stock exchange, and (b) you are not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation. Notwithstanding the foregoing, you may become employed by a business that engages in a Competitive Business, provided that you do not, directly or indirectly, participate in any aspect of the entity or activity that conducts the Competitive Business (as such term is defined below).

For purposes of this Agreement:

(a)
“Competitive Business” means involvement in the acquisition, discovery or development of pharmaceutical product candidates that (1) are designed to specifically target the same molecular target as the programs pursued by the Company during the period of your employment and (2) either (i) exert such product candidates’ primary mechanism of action through binding such molecular target or (ii) exert such product candidates’ substantial pharmacological activity for the treatment of a disease condition through binding of the product candidate to the same molecular target as the programs pursued by the Company during the period of your employment; and
(b)
“Restricted Territory” shall be global, given the nature of the business of the Company.

You acknowledge that you will derive significant value from the Company’s agreement to provide you with confidential information to enable you to optimize the performance of your duties to the Company. You further acknowledge that your fulfillment of the obligations contained in this Agreement, including, but not limited to, your obligation neither to disclose nor to use the Company’s confidential information other than for the Company’s exclusive benefit and your obligations not to compete and not to solicit are necessary to protect the Company’s confidential information and, consequently, to preserve the value and goodwill of the Company. You agree that this Agreement does not prevent you from earning a living or pursuing your career. You agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. You represent and agree that you are entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. In the event that a court finds this Agreement, or any of its restrictions, to be overbroad, ambiguous, unenforceable, or invalid, you and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

The covenants set forth above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Restricted Territory. If the court declines to enforce this Agreement in the manner provided above, this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law, and you agree to be bound by this Agreement as modified.

If you are offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described above are in effect, you agree to inform your potential employer, partner, co-owner and/or others involved in managing the business with which you have an opportunity to be associated of your obligations under this Agreement.

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, interpretation, breach, or enforcement of this Agreement, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, NY, by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

This Agreement, together with your Employee Confidential Information and Invention Assignment Agreement, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other agreements or promises by anyone, whether oral or written. It is entered into without reliance on any promise or representation other than those expressly contained herein. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this Agreement, must be made in a written agreement signed by you and a duly authorized member of the Company’s Board of Directors, which, if one is serving at that time, shall be a director elected by the holders of the Company’s Preferred Stock. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of New York.

Sincerely,

David T. Hung, Chief Executive Officer

David T. HungUnderstood and accepted:

February 11, 2019 Date

Exhibit A: Employee Confidential Information and Invention Assignment Agreement

EXHIBIT A

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

196741196 v8